Exhibit 99.1

Contacts:

Investors	Media
EVC Group	EVC Group
Jennifer Beugelmans, 646-201-5447	Jennifer Saunders
Douglas Sherk, 415-896-6820	646-201-5431

FOR IMMEDIATE RELEASE

PHARSIGHT APPOINTS JOHN J. SCHICKLING TO BOARD OF DIRECTORS

Software Industry Veteran Brings Extensive Financial Expertise to Pharsight Board

MOUNTAIN VIEW, Calif., June 29, 2007– Pharsight Corporation (OTC Bulletin Board: PHST), a leading provider of software and strategic services for optimizing clinical drug development, today announced the appointment of John J. Schickling, 67, to its Board of Directors.

Mr. Schickling brings more than 25 years of senior level finance, software and business planning experience to the Pharsight Board. Mr. Schickling is currently executive vice president, chief operating officer and chief financial officer at KaZaK Composites, Inc., an advanced materials design and engineering firm serving the aerospace, military and commercial markets. In this role, Mr. Schickling is responsible for global financial strategy and management of corporate and manufacturing operations. Prior to this, Mr. Schickling served as senior vice president, chief financial officer and treasurer of Phase Forward, Inc., the leading provider of electronic data collection, safety and data management solutions for clinical trials.

“John’s extensive financial background and skills as a senior executive in software and data management companies make him exceptionally qualified to serve Pharsight’s shareholders as a member of the Board of Directors,” said Shawn O’Connor, president, chief executive officer and chairman of Pharsight. “We believe that his experience as a senior leader at a wide range of global, high technology corporations, including those serving the pharmaceutical industry, will be extremely valuable to Pharsight as we execute on our plans for growing our software, consulting, and regulatory reporting and analysis businesses. We are pleased to welcome John to our board.”

Prior to joining Phase Forward, Mr. Schickling was executive vice president of Finance and Operations and chief financial officer of SynaPix, Inc., a developer of software applications for film and video special effects. His professional experience also includes senior financial management positions at Mobile Systems International (London), a telecommunications company, and PRI Automation, a semiconductor company. Mr. Schickling was a founder and chief financial officer of Telesis Systems, which specializes in information technology services and support. He began his career at General Electric, where he graduated from GE’s Financial Management Program and worked for 14 years in positions of increasing responsibility.

Mr. Schickling holds a B.S. in business education from Salem State College and an MBA from Babson College. Mr. Schickling has served on the faculty of the Northeastern University College of Business Administration and the Graduate School of Business.

About Pharsight Corporation

Pharsight Corporation develops and markets integrated products and services that enable pharmaceutical and biotechnology companies to achieve significant and enduring improvements in the development and use of therapeutic products. The company’s goal is to help customers reduce the time, cost and risk of drug development, as well as optimize the post-approval marketing and use of pharmaceutical products.

Pharsight’s approach enhances the fundamental element of drug development success: strong decision-making. By adopting the Pharsight approach, customers acquire a new decision-making process with the potential to systematically improve every level and phase of their business and scientific processes. Pharsight is headquartered in Mountain View, California. Information about Pharsight is available at http://www.pharsight.com.

Registered Trademarks and Trademarks

Pharsight is a registered trademark of Pharsight Corporation. All other brand and product names are trademarks or registered trademarks of their respective holders.

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